Chunghwa Telecom holds investor conference for FY 2012 operation results

Date of events: 2013/01/21

Contents:

1. Date of the investor conference: 2013/01/30

2. Time of the investor conference: 2:00 PM

3. Location of the investor conference: Room 1201, No. 21-3, Hsinyi Rd. Sec. 1, Taipei and teleconference

4. Brief information disclosed in the investor conference: Please refer to http://www.cht.com.tw/ir at 1:30PM on January 30, 2013 Taipei time

5. The presentation of the investor conference release: Please refer to newmops.tse.com.tw

6. Will the presentation be released in the Company's website: Presentation will be released on www.cht.com.tw

7. Any other matters that need to be specified: Teleconference will be held during 5:00-6:00PM on January 30, 2013 Taipei time.